Exhibit 99.1

JLL Income Property Trust
Declares October Distribution to Investors

Chicago (October 12, 2026) – JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX; ZIPIBX; ZIPSAX; ZIPZAX; ZIPDBX) with approximately $6.9 billion in portfolio equity and debt investments, announced that as of October 1, 2026, its Board of Directors declared a distribution for October 2026 of $0.0525 per share and unit.

The distribution is payable on or around October 27, 2026 to stockholders and unitholders of record as of October 22, 2026. On an annualized basis, this gross distribution is equivalent to $0.63 per share and represents a distribution rate of approximately 5.6% on a NAV per share of $11.27 as of the date of approval. All stockholders and unitholders will receive $0.0525 per share less applicable share class specific fees. The distribution rate will differ based on the share and unit class.

“Investors benefit when income arrives more often and more predictably, and our monthly distributions do exactly that,” said JLL Income Property Trust President and CEO Allan Swaringen. “We aim to provide stockholders with reliable, growing income, backed by nine dividend increases since our inception 14 years ago. Paired with the tax-efficient nature of our income, monthly distributions enhance our consistent track record.”

Monthly distributions for September 2026 totaled $0.0525 per share and unit and were paid to stockholders and unitholders of record on September 25, 2026. Any future distributions will be approved at the discretion of the Board of Directors.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of core real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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JLL INCOME PROPERTY TRUST, INC. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX; ZIPIBX; ZIPSAX; ZIPZAX; ZIPDBX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

ABOUT LASALLE INVESTMENT MANAGEMENT | INVESTING TODAY. FOR TOMORROW.
LaSalle Investment Management, a subsidiary of JLL, is a globally integrated, diverse real estate investment manager. On a global basis, LaSalle manages US$86.8 billion of assets in private and public real estate equity and debt investments as of Q1 2026. LaSalle's client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a diverse range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future distributions will be paid.

Contacts:
Michael Gelobter
LaSalle Investment Management
Email: Michael.gelobter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com